Exhibit 16.1

KPMG LLP Bay Adelaide Centre Suite 4600 333 Bay Street Toronto ON M5H 2S5	Telephone (416) 777-8500 Fax (416) 777-8818 www.kpmg.ca

April 12, 2016

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for McEwen Mining Inc. (the “Company”) and, under the date of March 11, 2016, we reported on the consolidated financial statements of the Company as of and for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015. On November 30, 2015, we were notified that the Company approved the engagement of Ernst & Young LLP (“EY”) as its principal accountant for the year ending December 31, 2016 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, and the issuance of our reports thereon. On March 11, 2016, we completed our audits and the auditor-client relationship ceased on April 16, 2016 when we were dismissed by the Board of Directors of the Company. We have read the Company’s statements included under Item 4.01 of its Form 8-K/A proposed to be filed on April 12, 2016, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that during the two most recent years ended December 31, 2015 and 2014, and the subsequent interim period through April 6, 2016, the Company has not consulted with EY regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or that no written or oral advice was provided to the Company by EY that EY concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) any matter that was subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or other reportable event of the types described in Item 304(a)(1)(v) of Regulation S-K.

Very truly yours,

Chartered Professional Accountants, Licensed Public Accountants

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